JOINT FILING AGREEMENT
                          ----------------------

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Shares, par value $0.01 per share, of Foilmark, Inc., and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(f)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of couterparts, all of which together shall constitute one and the same instrument.

Dated April 19, 2001



                                   DUDLEY ACQUISITION INC.


                                   By:   /s/ Stewart S. Hudnut
                                         -------------------------------
                                   Name:     Stewart S. Hudnut
                                   Title:    Vice President and Secretary



                                    ILLINOIS TOOL WORKS INC.


                                    By: /s/ Stewart S.Hudnut
                                        -------------------------------
                                    Name:   Stewart S. Hudnut
                                    Title:  Senior Vice President,
                                            General Counsel and Secretary